Exhibit 99.1

Holly Energy Partners to Acquire Pipelines from Holly Corporation

Acquisition Expected to be Immediately Accretive to HEP

June 10, 2005

DALLAS, TX — Holly Energy Partners, L.P. (NYSE:HEP) and Holly Corporation (NYSE:HOC) today announced that their Boards of Directors have approved a proposed transaction for Holly Energy to acquire the intermediate feedstock pipelines which connect Holly’s Lovington, NM and Artesia, NM refining facilities. The transaction has also been approved by the Conflicts Committee of the Board of Directors of Holly Energy, which committee is comprised solely of independent outside directors of Holly Energy. The transaction is valued at $81.5 million, which will be paid at least 90% in cash and the remainder by transfer to Holly of HEP common units. Following the acquisition, HEP plans to expend approximately $3.5 million to expand the capacity of the pipelines to meet the needs of the previously announced expansion of Holly’s Navajo Refinery.

The feedstock pipelines consist of two parallel pipelines which originate in Lovington, NM and terminate at the Artesia refining facility. These pipelines consist of an 8-inch and a 10-inch pipeline. The pipelines are 65 miles in length, and have a current aggregate throughput capacity of 84,000 barrels per day (bpd). In addition, Holly has agreed to a 15-year pipelines agreement with a minimum annual volume commitment of 72,000 bpd on these pipelines, which transport crude oil, raw feedstocks, and partially finished refined products for Holly to the Artesia refinery.

This acquisition is being made pursuant to an option to purchase these pipelines granted by Holly to Holly Energy at the time of Holly Energy’s initial public offering in July 2004.

Completion of the transaction is subject to Holly Energy’s obtaining satisfactory financing and to other customary closing conditions, including antitrust clearance. The cash portion of the transaction is expected to be financed principally by issuance of approximately 1.2 million HEP common units in a private sale to institutional investors and by up to $35 million of debt. Holly and Holly Energy expect to sign definitive agreements for the transaction within the next two weeks and to complete Holly Energy’s acquisition of the pipelines before the end of July.

“This transaction fits well into our strategy of disciplined growth for Holly Energy. It will be an immediately accretive transaction for unitholders made at an attractive valuation multiple”, said Matt Clifton, Holly Energy’s Chairman and CEO.

Holly Energy has scheduled a conference call presentation Monday, June 13 at 10:00 AM EDT to provide additional details about this transaction. Listeners may access the presentation via the following phone number: 800-858-5936. The conference code is: 6966101.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 48% interest in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona, Washington, Colorado and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission and those relating to the successful closing of Holly Energy’s pending acquisition of pipelines from Holly and the future performance of these assets. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555